Exhibit 23.4

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

To: Republic Power Group Limited.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 31, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Republic Power Group Limited. and its subsidiaries (collectively, the “Company”) as of June 30, 2023, the related consolidated statements of income, changes in shareholders’ equity, and cash flows, in the year ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC
OneStop Assurance PAC
Singapore
January 31, 2024